Exhibit 99.1

AmerenUE Requests Increase In Electric Rates To Continue
Providing Reliable Power To Customers

St. Louis, MO, July 24, 2009 – AmerenUE, the Missouri utility company of Ameren Corporation (NYSE: AEE), will be filing today a request for an electric rate increase with the Missouri Public Service Commission (MoPSC). If approved in its entirety, the request would mean an increase of less than 50 cents per day for the average household (based on a residential customer average of 1,100 kilowatt hours used each month). Each household’s increase would vary according to the amount of electricity used.

The $402 million request represents an 18 percent increase in rates. Nearly half of the request is primarily driven by investments made to continue system-wide reliability improvements for customers, increases in costs essential to generating and delivering electricity and higher financing costs. The remainder of the request (slightly more than half) is to cover higher fuel costs and lower revenues from sales outside UE’s system. The MoPSC will conduct a thorough review of the company’s request and offer opportunities for public comment. A final decision is expected by June 2010.

 “Our customers have told us that reliability is their highest priority,” said Warner Baxter, AmerenUE president and chief executive officer. “We have listened and responded by making significant reliability improvements, largely through our Power On program, and those investments are working.

“While our current rates are among the lowest in the nation, we know that rising costs to meet customer expectations for reliability, as well as federal and state requirements for renewable energy and cleaner air, are going to continue to drive up energy costs,” said Baxter. “Our current rates simply do not reflect the investments we have made and the costs we are incurring to deliver safe, reliable power to our customers.”

 Today UE’s electric rates are approximately 40 percent below the national average and more than 20 percent below the approved electric rates of other investor-owned utilities in the state of Missouri.

“We know these rate increases create hardships for some of our customers, especially during this difficult economic period,” Baxter said. “As a result, we are taking proactive steps to reduce costs, launching energy efficiency initiatives and providing several energy assistance programs to help customers with their energy costs now and in the future.

“Our customers expect us to tighten our belts during this challenging economic period, just as they are. As a result, we have already reduced certain planned expenditures in 2009. In addition, we are considering several cost reduction measures, including executive compensation. Over the next two years, we are currently targeting to reduce certain expenditures in excess of $150 million below 2008 levels. However, we will not tighten our belts at the expense of providing safe, reliable service to our customers,” added Baxter.

To give customers more control over their energy usage and costs, UE recently launched several residential energy efficiency programs, which include purchase incentives for energy efficient lighting and appliances, customer education and partnerships with retailers and contractors, according to Baxter. More information about these programs is available at UEfficiency.com. UE’s business efficiency programs launched earlier this year.

“The goal of the residential and business efficiency programs is to reduce usage by 540 megawatts, the output of a medium-sized coal-fired power plant, by 2025,” he said. “Our customers will save on their bills, help the environment and defer the need to build an expensive new power plant,” said Baxter.

Additional tools for all customers include UE’s Energy Savings Toolkit and Personal Energy Report. Budget Billing also helps customers balance out bills throughout the year, eliminating surprises, particularly in the hot summer months.

For those customers who are least able to afford higher energy costs, Baxter outlined several assistance programs, including Clean Slate, Dollar More, Low-income Home Weatherization programs and Air Conditioner give-aways.

 “These programs are targeted to help customers with the greatest needs during this difficult economic period,” said Baxter. “We are pleased to sponsor these initiatives because thousands of families benefit from these programs.”

“We will continue to make the best use of every UE asset to provide our customers with safe, reliable and clean energy,” said Baxter. “This increase is needed to fulfill our commitment to our customers to continue to listen, respond and deliver by providing reliable power, dedicated customer service and vision for a sustainable future.”

Other features of this request include:
•	An Environmental Cost Recovery Mechanism, or ECRM, to speed the recovery time of federal or state required environmental investments.
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An interim rate increase, of approximately 1.7 percent or $37 million effective Oct. 1, for investments already serving customers. This would reduce the length of time between when UE spends money and when those funds are recovered. This interim increase is subject to refund after a review of our entire case by the MoPSC.

•
Continuing the fuel cost recovery mechanism previously approved by the MoPSC. (Under the existing fuel cost recovery mechanism, slightly more than half of this requested increase would have been reflected in adjustments to customers rates had today’s filing not taken place.)

Additional information about this electric rate case will be available on the Ameren Web site (www.ameren.com/ueprice).

AmerenUE serves approximately 1.2 million electric and 127,000 natural gas customers. Ameren Corporation, through its utility companies, serves approximately 2.4 million electric and nearly one million natural gas customers over 64,500 square miles in Missouri and Illinois.

Forward-looking Statements

Statements in this release not based on historical facts are considered “forward-looking” and, accordingly, involve risks and uncertainties that could cause actual results to differ materially from those discussed. Although such forward-looking statements have been made in good faith and are based on reasonable assumptions, there is no assurance that the expected results will be achieved. These statements include (without limitation) statements as to future expectations, beliefs, plans, strategies, objectives, events, conditions, and financial performance. In connection with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, we are providing this cautionary statement to identify important factors that could cause actual results to differ materially from those anticipated. The following factors, in addition to those discussed elsewhere in this release and in our filings with the Securities and Exchange Commission, could cause actual results to differ materially from management expectations suggested in such forward-looking statements:
•
regulatory or legislative actions, including changes in regulatory policies and ratemaking determinations and future rate proceedings or future legislative actions that seek to limit or reverse rate increases;

•	changes in laws and other governmental actions, including monetary and fiscal policies;
•	changes in laws or regulations that adversely affect the ability of electric distribution companies and other purchasers of wholesale electricity to pay their suppliers, including UE;
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the effects of increased competition in the future due to, among other things, deregulation of certain aspects of our business at both the state and federal levels, and the implementation of deregulation;

•	increasing capital expenditure and operating expense requirements and our ability to recover these costs in a timely fashion in light of regulatory lag;
•	the effects of participation in the Midwest Independent Transmission System Operator, Inc.;
•
the cost and availability of fuel such as coal, natural gas, and enriched uranium used to produce electricity; the cost and availability of purchased power and natural gas for distribution; and the level and volatility of future market prices for such commodities, including the ability to recover the costs for such commodities;

•	the effectiveness of our risk management strategies and the use of financial and derivative instruments;
•	prices for power in the Midwest, including forward prices;
•	business and economic conditions, including their impact on interest rates, bad debt expense, and demand for our products;
•	disruptions of the capital markets or other events that make UE’s access to necessary capital, including short term credit and liquidity, impossible, more difficult or more costly;
•	our assessment of our liquidity;
•	actions of credit rating agencies and the effects of such actions;
•	weather conditions and other natural phenomena, including impacts to our customers;
•	the impact of system outages caused by severe weather conditions or other events;
•	generation plant construction, installation and performance, including costs associated with UE’s Taum Sauk pumped-storage hydroelectric plant incident and the plant’s future operation;
•	impairments of long-lived assets or goodwill;
•	recoverability through insurance of costs associated with UE’s Taum Sauk pumped-storage hydroelectric plant incident;
•	operation of UE’s nuclear power facility, including planned and unplanned outages, and decommissioning costs;
•	the effects of strategic initiatives, including acquisitions and divestitures;
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the impact of current environmental regulations on utilities and power generating companies and the expectation that more stringent requirements, including those related to greenhouse gases, will be enacted over time, which could have a negative financial effect;

•	the inability of our counterparties and affiliates to meet their obligations with respect to contracts, credit facilities and financial instruments;
•	the cost and availability of transmission capacity for the energy generated by UE’s facilities or required to satisfy energy sales made by UE;
•	legal and administrative proceedings; and
•	acts of sabotage, war, terrorism or intentionally disruptive acts.

Given these uncertainties, undue reliance should not be placed on these forward-looking statements. Except to the extent required by the federal securities laws, we undertake no obligation to update or revise publicly any forward-looking statements to reflect new information or future events.

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